Exhibit 99.3
January 18, 2011
CONFIDENTIAL

To:	Ray Holding Corporation c/o Vector Capital Corporation One Market Street Steuart Tower, 23rd Floor San Francisco, California 94105

To:	Ray Merger Sub Corporation c/o Vector Capital Corporation One Market Street Steuart Tower, 23rd Floor San Francisco, California 94105
Re:	Equity Commitment
Ladies and Gentlemen:
     Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Ray Holding Corporation, a Delaware corporation (“Parent”), Ray Merger Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and RAE Systems Inc., a Delaware corporation (the “Company”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (the “Merger”). Capitalized terms used but not defined herein have the meanings ascribed to them in the Merger Agreement. The parties listed on Schedule A attached hereto are collectively referred to herein as the “Investors.” This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement by Parent, Merger Sub and the Company.
     This letter agreement confirms the commitment of the undersigned, subject to the conditions set forth herein, to purchase, or cause an assignee permitted by the fourth paragraph of this letter agreement to purchase, a portion of the equity of Parent (or, in the event Vector Capital IV, L.P. (“Vector”) determines that the Investors should instead purchase equity of a direct or indirect parent entity of Parent (so long as such parent entity and any subsidiaries of such parent entity that are also direct or indirect parent entities of Parent each commit to provide the proceeds of such equity purchase downstream to Parent and provided Parent is a wholly-owned direct or indirect subsidiary of such parent entity) (the “Holdco”), of Holdco) as of the

Closing Date (the “Subject Equity Securities”) in an amount equal to the total equity required to be funded to Parent, as determined by Vector (and provided by Vector to the other Investors no less than three (3) Business Days prior to the Closing) (the “Total Outstanding Closing Equity”), multiplied by the percentage amount set forth next to the undersigned’s name on Schedule A (the “Pro Rata Portion”), provided that the undersigned shall not, under any circumstances, be obligated to contribute to Parent (directly or indirectly, as applicable) more than the undersigned’s Pro Rata Portion of the Total Outstanding Closing Equity. The obligation of each of the Investors to fund such Investor’s Pro Rata Portion of the Total Outstanding Closing Equity is subject to each other Investor simultaneously funding their respective Pro Rata Portion of the Total Outstanding Closing Equity under the corresponding letter agreements delivered by each of the other Investors as of the date hereof (without any modification or amendment thereto not approved by the undersigned) and the other terms hereof. Parent and Merger Sub shall use the proceeds from the undersigned’s purchase of equity securities to fund the aggregate Merger Consideration and related expenses pursuant to, and in accordance with, the Merger (including Parent’s and Merger Sub’s obligations under Sections 1.5 and 1.6 of the Merger Agreement) and for no other purpose. The undersigned’s obligation to fund the undersigned’s Pro Rata Portion of the Total Outstanding Closing Equity is also subject to (x) the execution and delivery of the Merger Agreement, (y) the contribution of the Rollover Shares to Parent by the Rollover Holders pursuant to the Rollover Agreements and (z) the satisfaction of the conditions set forth in Section 6 of the Merger Agreement or waiver of such conditions by Parent and the terms of this letter agreement, and will occur contemporaneous with the Closing and the simultaneous issuance to the undersigned of the Subject Equity Securities. For purposes of illustration only, Schedule A also sets forth an example of the calculation of the Total Outstanding Closing Equity and the Pro Rata Portions for each Investors, based on the assumptions set forth in Schedule A.
     The undersigned’s obligation to fund the undersigned’s Pro Rata Portion of the Total Outstanding Closing Equity will terminate automatically and immediately upon the earliest to occur of (a) full funding of the undersigned’s Pro Rata Portion of the Total Outstanding Closing Equity at the closing of the Merger and (b) the termination of the Merger Agreement in accordance with its terms.
     The undersigned’s obligation to fund the undersigned’s Pro Rata Portion of the Total Outstanding Closing Equity may not be assigned, except with the prior written consent of Parent; provided, that the undersigned may assign the undersigned’s obligation to fund all or a portion of the undersigned’s Pro Rata Portion of the Total Outstanding Closing Equity to an Affiliate of the undersigned.
     This letter agreement shall be binding solely on, and inure solely to the benefit of, the undersigned and Parent and their respective successors and permitted assigns, and nothing set forth in this letter agreement shall be construed to confer upon or give to any person other than the undersigned and Parent and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the undersigned’s Pro Rata Portion of the Total Outstanding Closing Equity or any provisions of this letter agreement.

     Notwithstanding anything that may be expressed or implied in this letter agreement, Parent, by its acceptance of the benefits of this equity commitment, covenants, agrees and acknowledges that no person other than the undersigned and its successors and permitted assigns shall have any obligation hereunder and that, notwithstanding that the undersigned or any of its successors or permitted assigns may be a partnership or limited liability company, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of the undersigned or any Affiliate thereof or any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of the undersigned or any Affiliate thereof or any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager, stockholder, other equity holder, controlling person or assignee of any of the foregoing, as such, for any obligations of the undersigned or any of its successors or permitted assigns under this letter agreement or any documents or instrument delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligation or their creation.
     This letter agreement may only be enforced by Parent at the direction of Vector in its sole discretion. Parent shall have no right to enforce this letter agreement unless directed to do so by Vector in its sole discretion. Parent’s creditors shall have no right to enforce this letter agreement or to cause Parent to enforce this letter agreement.
     Nothing in this letter agreement, express or implied, is intended to or shall confer upon any Person (including, without limitation, the Company), other than Parent and the undersigned, any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement or any document or instrument delivered in connection herewith.
     This letter agreement may be executed in counterparts. This letter agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement or as an inducement to enter into this letter agreement) shall be governed by, and construed, interpreted and enforced in accordance with, the laws of the State of Delaware, without regard to conflict of laws principles. Any legal action, suit or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby shall be heard and determined exclusively in the Delaware Court of Chancery and any state appellate courts therefrom within the State of Delaware (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each party hereto hereby irrevocably (i) submits to the exclusive jurisdiction of the State of Delaware (or if the Delaware

Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in respect of any legal action, suit or proceeding arising out of or relating to this letter agreement and (ii) waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this letter agreement or the transactions contemplated hereby may not be enforced in or by such courts.
     The undersigned represents and warrants that: (i) the undersigned has the requisite power, capacity and authority to execute and deliver this letter agreement and to fulfill and perform its obligations hereunder; (ii) this letter agreement has been duly and validly executed and delivered by the undersigned and constitutes a legal, valid and binding agreement of the undersigned enforceable by the addressees against the undersigned in accordance with its terms (subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equitable principles whether considered in a proceeding in law or in equity); (iii) the execution, delivery and performance of this letter agreement by the undersigned has been duly and validly authorized and approved by all necessary corporate, limited partnership or similar action by such party; (iv) the undersigned has available, unrestricted cash (or the unrestricted right (subject only to the giving of any required notices) to obtain the funds necessary) sufficient to pay and perform in full its obligations under this letter agreement; and (v) all funds necessary for the undersigned to fulfill its obligations under this letter agreement shall be available to the undersigned for so long as this letter agreement shall remain in effect.
     EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
     This letter agreement may not be amended or otherwise modified without the prior written consent of Parent and the undersigned.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

Sincerely, Vector Capital IV, L.P.
By:	Vector Capital Partners IV, L.P.,
its general partner

By:	Vector Capital, L.L.C.,
its general partner

By:	/s/ Alexander R. Slusky
	Name:	Alexander R. Slusky
	Title:	Managing Member

Vector Entrepreneur Fund III, L.P.
By:	Vector Capital Partners III, L.P.,
its general partner

By:	Vector Capital, L.L.C.,
its general partner

By:	/s/ Alexander R. Slusky
	Name:	Alexander R. Slusky
	Title:	Managing Member

Vector Capital III, L.P.
By:	Vector Capital Partners III, L.P.,
its general partner

By:	Vector Capital, L.L.C.,
its general partner

By:	/s/ Alexander R. Slusky
	Name:	Alexander R. Slusky
	Title:	Managing Member

[Signature page to Equity Commitment Letter]

Accepted and Agreed to as of the date first above written.

RAY HOLDING CORPORATION
By:	/s/ David Baylor
	Name:	David Baylor
	Title:	President

RAY MERGER SUB CORPORATION
By:	/s/ David Baylor
	Name:	David Baylor
	Title:	President

[Signature page to Equity Commitment Letter]

Schedule A
Investors; Pro Rata Portion

Investor	Pro Rata Portion
Vector Capital IV, L.P.	TBD[1]
Vector Capital III, L.P.	TBD[2]
Vector Capital Entrepreneur Fund III, L.P.	TBD[3]
Profit Spring Investments Limited	9.58%
Chen Family Trust DTD 5/8/2001	TBD[4]
Hsi Family Trust	TBD[5]
The following illustrative example assumes the following sources and uses:

Sources and Uses
(in millions)
Purchase Price	$106.29
Plus: Company Debt At Close	1.86
Less: Cash At Close	(11.08)

Enterprise Value	97.06
Plus: Cash on Company Balance Sheet	$5.0
Plus: Total Fees	11.43
Less: Borrowed Debt	(30.00)

Total Outstanding Closing Equity	$83.49
Illustrative example of Pro Rata Portion and Total Outstanding Closing Equity:

[1]	To equal the percentage obtained by multiplying (a) the amount obtained by dividing (i) an amount equal to the Total Outstanding Closing Equity minus the sum of (A) $23.4M, representing the aggregate value of the Rollover Shares, and (B) 9.58% of the Total Outstanding Closing Equity, representing the value of PFIL’s investment, by (ii) the Total Outstanding Closing Equity and (b) 49.4%.

[2]	To equal the percentage obtained by multiplying (a) the amount obtained by dividing (i) an amount equal to the Total Outstanding Closing Equity minus the sum of (A) $23.4M, representing the aggregate value of the Rollover Shares, and (B) 9.58% of the Total Outstanding Closing Equity, representing the value of PFIL’s investment, by (ii) the Total Outstanding Closing Equity and (b) 49.4%.

[3]	To equal the percentage obtained by multiplying (a) the amount obtained by dividing (i) an amount equal to the Total Outstanding Closing Equity minus the sum of (A) $23.4M, representing the aggregate value of the Rollover Shares, and (B) 9.58% of the Total Outstanding Closing Equity, representing the value of PFIL’s investment, by (ii) the Total Outstanding Closing Equity and (b) 1.2%.

[4]	To equal the percentage obtained by dividing (a) an amount equal to the product of (i) the per share purchase price in the Merger multiplied by 10,701,525 shares of common stock, by (b) the Total Outstanding Closing Equity.

[5]	To equal the percentage obtained by dividing (a) an amount equal to the product of (i) the per share purchase price in the Merger multiplied by 2,691,332 shares of common stock, by (b) the Total Outstanding Closing Equity.

		Total Outstanding
		Closing Equity
	Pro Rata Portion	(in millions)

Vector Capital IV, L.P.	30.80%	$25.71

Vector Capital III, L.P.	30.80%	$25.71
Vector Capital Entrepreneur Fund III, L.P.	0.75%	$0.62
Profit Spring Investments Limited	9.58%	$8.0
Chen Family Trust DTD 5/8/2001	22.43%	$18.73
Hsi Family Trust	5.64%	$4.71

Total Outstanding Closing Equity Needed	100.00%	$83.49